EXHIBIT 5.1


FRANK S. COTTRELL
Vice President
General Counsel and Corporate Secretary




September 1, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sirs:

    I am the Secretary and General Counsel of Deere & Company, a Delaware corporation (the "Company"), and have represented the Company in connection with the registration under the Securities Act of 1933 (the "Act") of 6,000,000 shares of the Company's common stock, $1 par value (the "Shares"), to be issued under the John Deere Tax Deferred Savings Plan For Hourly And Incentive Paid Employees (the "Plan").

    I have examined or caused to be examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate and other records, certificates, documents and other papers, and have made or caused to be made such examination of law, as I deemed necessary for the purpose of this opinion.

    Based on such examination, it is my opinion that the Shares being registered, when issued and paid for in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

    I consent to the filing of this opinion as an exhibit to the registration statement for the registration under the Act of the Shares.

Very truly yours,


/s/ Frank S. Cottrell
-----------------------------
Frank S. Cottrell
Vice President, General Counsel and Secretary